Aston Funds
EXHIBIT TO ITEM 77Q1 (e)

The following document is included in Registrant's Form Type
DEF 14C, dated September 7, 2012 (Accession No. 0001193125-12-
384248), and incorporated by reference herein:

1.	Form of Sub-Investment Advisory Agreement between Aston
Asset Management, LP and Anchor Capital Advisers LLC.

The following documents are included in Registrant's Post-Effective Amendment No. 142 to the Registration Statement as filed with the SEC via EDGAR on June 22, 2012 (Accession No. 0001193125-12-280334), and incorporated by reference herein:

1.	Revised Schedules A and B to the Investment Advisory
Agreement between the Trust and Aston Asset Management,
LP on behalf of ASTON/River Road Dividend All Cap Value
Fund II.
2.	Sub-Investment Advisory Agreement between Aston Asset
Management, LP and River Road Asset Management, LLC.